EXHIBIT 10.32.1
                                                                 ---------------

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into as of April 24, 2003, (the "Effective Date") by and between EXTENDED SYSTEMS BRISTOL LIMITED, (hereinafter referred to as the "Employer"), and NIGEL DOUST (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

         The Employer wishes to employ the Employee, and the Employee agrees to accept such employment, on the terms and conditions set forth herein.

         NOW THEREFORE, based on the foregoing premises and for and in consideration of the mutual promises contained herein, the Employer and Employee agree as follows:


         1. Employment. From and after the Effective Date, Employer agrees to employ the Employee and Employee agrees to accept such employment as the Vice President -Europe, Middle East and Africa of Extended Systems, Incorporated (the "Employer")

         2. At-Will Employment. The parties agree that Employee's employment with the Employer will be "at-will" employment and the Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Employer will give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Employer other than as may be implied by law and it is further agreed that the employees employment may be terminated ;

             2.1 at any time upon notice given by either party in accordance with Clause 7 of this agreement

             2.2 by the employer without notice or payment in lieu of notice if the employee is guilty of any gross default or misconduct in connection with or affecting the business of the employer or in the event of any breach or non-observance by the employee of any of the stipulations contained in this agreement which is materially detrimental to the employers interest.

         3. Duties of Employee. Employee agrees to perform the duties commensurate with employee's position and experience and as shall be assigned to employee from time to time by the Employer. Employee shall perform such duties in a diligent and loyal manner, shall devote his entire business time, attention, and efforts to the affairs of Employer within the scope of his employment as is reasonably necessary for the proper rendition of such services and shall diligently promote the interest of Employer. Employee shall not intentionally take any action against the best interest of Employer, or of Employer's parent, any other subsidiary, or affiliate of Employer. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Employer.

         4. Scope of Employment. The general scope of Employee's employment shall be to serve as the Vice President -Europe, Middle East and Africa for Employer and to perform such duties as described in Exhibit "A", attached hereto, and such other duties as may be mutually agreed upon by the parties in accordance therewith as Employer may reasonably request.

         5.  Compensation.

             5.1 Base Salary. Subject to the initial provisions as contained in Exhibit B attached hereto, while employed hereunder, the Employer will pay the Employee as compensation for his services a base salary of (pound)100,000 per annum (the "Base Salary"). The Base Salary will be paid in arrears by equal monthly installments on the last day of every month and where appropriate, such payments shall be subject to deductions in accordance with P.A.Y.E regulations as may be in force from time to time.

             5.2 Commission In addition to the Base Salary the employee shall be entitled to a commission plan in accordance with the provisions as contained within exhibit "B" attached hereto. Subsequent commission plan targets and details will be agreed upon at the beginning of each fiscal year by employee and employer. The employee shall also be entitled to participate in any generally applicable executive stock and cash compensation bonus plans, when put in place by the CEO and compensation committee of the Board of Directors of the company.

             5.3 Initial Stock Option. On the effective date, the Employee will be granted a stock option to purchase 70,000 shares at an exercise price per share equal to the per share FMV of ESI Stock (the "Option") on the date of grant (the vesting commencement date). The Option will vest as follows:

                   5.3.1 As to 25% of the shares twelve months after the Vesting Commencement Date

                   5.3.2 As to the remainder, 1/48th of the shares shall vest each month thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Employee's continued service to the Employer on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Employer's Stock Plan and the stock option agreement by and between Employee and the Employer, both of which documents are incorporated herein by reference; provided, that the Employee shall have until the expiry of 90 days of his termination date to exercise any options which are vested or deemed vested as of such date. Options will be priced at FMV at close of market on the date of the grant.

             5.4 Future Stock Options The employee shall be entitled upon each anniversary of the effective date to such further annual stock options in accordance with the terms as set out in exhibit "B" attached hereto and such further Stock options shall vest in accordance with the provisions of Clause 5
                   (c)(i) and Clause 5 (c)(ii) above

             5.5 Employee Benefits. While employed hereunder the employer will provide the following additional employee benefits ;

                   5.5.1 Life assurance with a death benefit equivalent to four times the employees base annual salary

                   5.5.2 Private medical insurance with Prime Health under the companies Primecare plus policy or at the Employers discretion, equivalent cover with an alternative provider.

                   5.5.3  World wide travel insurance

         6.  Company Car The Employer shall either;

             6.1 supply the Employee with a car deemed by the employer to be suitable in relation to his position within the Company under this agreement in respect of which the Company will pay all running costs including insurance and maintenance

             6.2 The Employee shall take good care of the car and ensure that the provisions and conditions of any Company car policy from time to time and of any insurance policy relating to it are observed and shall return the car and its keys to the Company at its registered office (or any other place the employer may reasonably nominate) immediately upon the termination of his employment however arising or

             6.3 in the absence of the employer providing a car for the employee the employer will provide the employee with a mobility allowance of(pound)900 per calendar month

         7. Holidays The Employee shall (in addition to the usual public and bank holidays) be entitled to not less than 20 days' paid holiday in each year to accrue on a monthly basis and payment in lieu of holiday entitlement accrued but not taken as at the date of termination of employment will be made by the employer.

         8. Notice of Termination. Each party agrees to provide the other with 14 days notice of termination, provided, however, this shall not alter any other term of this Agreement.

         9. Financial proposals following Termination of Employment Participation in all stock option plans, stock purchase plans, and other company personnel benefits shall cease on the Employee's date of termination, subject to the specific provisions of option agreements or plans that may extend Employee's rights beyond date of termination

             9.1   Severance Pay.

                   9.1.1 In the event Employee is involuntarily terminated by the Employer without cause during the first year of employment the Employee shall be entitled to three (3) months pay, at the Employee's current base salary, (100 % of normal base pay) to be paid by equal monthly installments on the last day of every month and where appropriate, such payments shall be subject to deductions in accordance with P.A.Y.E regulations as may be in force from time to time.

                   9.1.2 In the event Employee is involuntarily terminated by the Employer without cause following the first year of employment the Employee shall be entitled to six (6) months pay, at the Employee's current base salary, (100 % of normal base pay) to be paid by equal monthly installments on the last day of every month and where appropriate, such payments shall be subject to deductions in accordance with P.A.Y.E regulations as may be in force from time to time.

             9.2 Payment in lieu of fringe benefits and holiday pay. In addition to severance pay the employer will pay to the employee within 28 days of the effective date of termination a lump sum of (pound)1,500 in lieu of fringe benefits along with any payment in respect of accrued holiday pay.

             9.3 Compromise agreement In order to receive the payments in accordance with Clause 9.1 and Clause 9.2 above the employee hereby agrees to enter into a compromise agreement in the form of the employers then current "Release of All Employment Claims," and the employee hereby confirms that he will abide by the terms of the said compromise agreement.

                   9.3.1 In the event the employee violates any of the provisions of the Compromise Agreement, engages in any criminal activity, or engages in any activity detrimental to the employers business, the employer may terminate the Compromise Agreement.

        10. Variation to financial proposals following termination of employment

             In relation to this Clause the following words shall have the following meanings;

             'Change of control' shall mean the acquisition of the Employer by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Employer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Employer held by such holders prior to such transactions, at least fifty percent (50%) of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding securities immediately after such transaction or series of transactions; or a sale, lease or other conveyance of all or substantially all of the assets of the Employer

             "Involuntary Termination" shall mean termination of the employees employment without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Employer being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Employer remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an "Involuntary Termination;" or without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; or without the Employee's express written consent, a reduction by the Employer of the Employee's base salary as in effect immediately prior to such reduction; or without the Employee's express written consent, a material reduction by the Employer in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; or without the Employee's express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; or any purported termination of the Employee by the Employer that is effected without cause or for which the grounds relied upon are not valid; or the failure of the Employer to obtain the assumption of this Agreement by any successors contemplated in Section 18 below.

             10.1 In the event of a Change of Control after the first year of employment the six (6) month base salary termination shall be increased to twelve (12) months. The Employee is responsible for any tax consequences triggered by severance payment or a Change in Control.

             10.2 If, within twelve (12) months following a Change of Control, the Employee terminates his employment with the Employer or the successor corporation due to an Involuntary Termination, or the Employer or the successor corporation terminates Employee's employment with the Employer or the successor corporation without cause, then all of the stock options granted by the Company to the Employee prior to the Change of Control (but not otherwise) that are, as of the date of the termination, not fully vested and exercisable shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination.

             10.3 If Employee's employment with the Employer is terminated by the Employee, then all vesting of the Option in respect of shares will terminate immediately and all payments of compensation by the Employer to Employee hereunder will terminate immediately (except as to amounts already earned), and the Employee will only be eligible for severance benefits in accordance with the provisions as contained in this agreement or such additional benefits as may be due in accordance with the employers established policies then in effect.

             10.4 Effective as from the date the Employee's employment with the Employer is terminated by either the Employer or the Employee, the Employee shall have a period of (90) ninety days following such termination date to fully exercise any remaining vested shares that resulted from option grants during the duration of the employment.

         11. Confidential Information. Employee agrees to sign the Nondisclosure Agreement.

         12. Return of Property. On termination of his employment with Employer, Employee will immediately surrender to Employer, in good condition, all sales manuals, price lists, customer account lists, copies of invoices, mailing lists, letters, notes, memoranda, design specifications, drawings, minutes of meetings, financial reports, computer software programs, source codes, works in progress and any other similar items that have been supplied to Employee by Employer, or generated by Employee for the Employer's use or business and that are in Employee's possession, custody, or control wherever located, including all reproductions or copies of such materials.

         13. Equitable Relief. In the event of a breach of any covenant contained in this Agreement, the non-breaching party shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or in equity.

         14. Assignment of Inventions.

Definitions
-----------

Within this section the following words shall have the following meanings;

'Prior Inventions' shall mean all inventions, original works of authorship, developments, improvements, and trade secrets made or acquired by the employee prior to his employment with the Employer, that relate to the Employer's proposed business, products or research and development, and that are not assigned to the Employer under this Employment Agreement

         (a) Inventions Retained and Licensed. The Employee represents that there are no Prior Inventions

         (b) Assignment of Inventions. The Employee will promptly make a full written disclosure to the Employer, will hold in trust for the sole right and benefit of the Employer, and hereby assigns to the Employer, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, that he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice in the course of the duties of his employment (collectively referred to as "Inventions"). The Employee further acknowledges that the copyright in respect of all original works of authorship that are made by him (solely or jointly with others) within the course of the duties of his employment shall vest in the employer in accordance with S.11 of the Copyright Designs and Patents Act 1988. The decision whether or not to commercialize or market any Invention developed by the Employee within the course of the duties of his employment solely or jointly with others is within the Employer's sole discretion and for the Employer's sole benefit. Neither the Employer nor any other entity will pay the Employee a royalty as a result of the Employer's efforts to commercialize or market any such Invention. The Employee will not incorporate any original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Invention without the Employer's prior written permission signed by the President of the Employer.

         (C) Employers right to acquire If at any time during his employment the Employee shall originate any design or other work other than in the course of the duties of his employment or duties specifically assigned to him he shall immediately notify the Employer who shall have the right to acquire the design or other work for himself or his nominee within 3 months after notification on fair and reasonable terms to be agreed or settled by a single arbitrator

         (d) Maintenance of Records. The Employee will keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the course of his employment with the Employer. The records will be in the form of notes, sketches, drawings, laboratory notebooks, and any other format that may be specified by the Employer. At all times, the records will be available to Employer, and remain the sole property of the Employer.

         (e) Patent and Copyright Registrations. The Employee will assist the Employer, or its designee, at the Employer's expense, in every proper way to secure and protect the Employer's rights in the Inventions and any related copyrights, patents, mask work rights or other intellectual property rights in any and all countries. The Employee will disclose to the Employer all pertinent information and data. The Employee will execute all applications, specifications, oaths, assignments and all other instruments that the Employer deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Employer, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any related copyrights, patents, mask work rights or other intellectual property rights. The Employee's obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers will continue after the termination of this Employment Agreement. If the Employer is unable because of the Employee's mental or physical incapacity or for any other reason to secure the Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his agent and attorney-in-fact. Accordingly, the Employer may act for and in the Employee's behalf to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force and effect as if executed by the Employee.

         13. Conflicting Employment. During the term of the Employee's employment with the Employer, he/she will not engage in any other employment, occupation, consulting or other business activity directly related to the business that the Employer is now involved or becomes involved during the term of the Employee's employment. The Employee will also not engage in any other activities that conflict with his obligations to the Employer.

         14. Survival. The provisions of paragraphs 9, 10, 11, 12, 13 and 14 hereof shall survive the termination of the Agreement.

         15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

         16. Governing Law. All rights and obligations of the parties arising out of this Agreement will be construed and enforced in accordance with the laws of England and Wales.

         17. Assignment. This Agreement may not be assigned or otherwise transferred by Employer without the prior written consent of Employee, which consent shall not be unreasonably withheld. No such consent shall be required for a transfer of value of all or substantially all of Employer's assets, whether such transfer is effected by asset sale, merger, stock sale or otherwise. Any attempted assignment in violation of the provisions of this section will be void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

         19. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Employer:
                                   Extended Systems, Inc.
                                   5777 N. Meeker Ave
                                   Boise, ID  83713
                                   Attn: Debbie Kaylor

         If to Employee:  At the last residential address known by the Employer.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



         EMPLOYER:        EXTENDED SYSTEMS, INCORPORATED

                          By /s/ Steven D. Simpson                 Date: 9/24/03
                             ---------------------                       -------
                             Steven D. Simpson, President/CEO


         EMPLOYEE:           /s/ Nigel Doust                       Date: 9/24/03
                             ---------------------                       -------

                                    EXHIBIT A

                               DUTIES OF EMPLOYEE




As the Vice President -Europe, Middle East and Africa of Extended Systems, Incorporated, the employee will:






The above job description is a general description of duties and responsibilities. Further refinement of responsibilities and definition of goals and objectives will be mutually agreed upon by Employee and Employer.

                                    EXHIBIT B

                             TOTAL COMPENSATION PLAN

                            VP EMEA - March 28th 2003




1.       Stock Options = 70,000 shares at start
2.       On Target Earnings (OTE)------(pound)180,000
3.       Annual Base Salary------------(pound)100,000
4.       Annual Bonus Potential--------(pound) 80,000


BONUS EARN-OUT STARTS AT 70% OF QUOTA               ANNUAL STOCK OPTION BONUS
BASED ON ROLLING QUARTERLY PLAN                        BASED ON ANNUAL PLAN

                                                      Year 1           Year 2

Quarterly Bonus   70%   =(pound)10,000                0  shs           0  shs
                  80    =(pound)10,000                0  shs           0  shs
                  90    =(pound)10,000           12,500  shs       5,000  shs
                  100   =(pound)20,000           25,000  shs      10,000  shs
                  110   =(pound)24,225           28,000  shs      13,000  shs
                  120   =(pound)28,825           32,000  shs      16,500  shs
                  130   =(pound)33,832           37,000  shs      20,500  shs
                  140   =(pound)39,232           43,000  shs      25,000  shs
                  150   =(pound)42,040           50,000  shs      34,000  shs

5.       Earnings between 90% band and above will be calculated linearly.
6.       Earnings and expenses are based on recognized revenue under GAAP.
7. Bonus will be paid quarterly at first of month following earnings announcement.
8. A 20% base salary reduction ((pound)100,000 x .8)=(pound)80,000) will apply until profitability is achieved.
9. Compensation will be reviewed quarterly. There is no guarantee of an increase at any pay review.
10.      Quota will be reviewed quarterly.
11. From time to time the plan may need to be altered based on business changes. Such alteration would be mutually agreed too.

                                    EXHIBIT C

                                   INVENTIONS

                                    EXHIBIT D

                                   RELOCATION